Exhibit 99.1

FOR IMMEDIATE RELEASE
September 28, 2018

ARC GROUP WORLDWIDE ANNOUNCES FOURTH QUARTER AND FULL YEAR FISCAL 2018 EARNINGS RELEASE DATE

DELAND, FL., September 28, 2018—ARC Group Worldwide, Inc. (“ARC” or the “Company”) (NASDAQ: ARCW), a leading global provider of advanced manufacturing and metal 3D printing solutions, today reported its results for the fourth quarter and fiscal year ending June 30, 2018.

Highlights for the fourth quarter fiscal year 2018 compared to the fourth quarter fiscal year 2017:

•Sales of $22.7 million, an increase of 2.4%;

•Gross profit of $1.9 million, an increase of 186.6%;

•EBITDA from Continuing Operations of $1.4 million, an increase of 117.1%

Highlights for the fourth quarter fiscal year 2018, compared to the third quarter fiscal year 2018:

•Sales of $22.7 million, an increase of 5.7%;

•Gross profit of $1.9 million, an increase of 68.4%;

•EBITDA from Continuing Operations of $1.4 million, an increase of 335.7%;

Highlights for the fiscal year 2018:

•Executed a cost savings program that amounted to $9.8 million;

•Successful rights offering generated $10.0 million of gross proceeds;

•Inventory reduction program that improved liquidity by $2.1 million;

Quarterly Financial Summary

Fiscal fourth quarter 2018 Revenue from Continuing Operations was $22.7 million, compared to $22.1 million in fourth quarter 2017.  The increase in revenue was primarily driven by higher metal injection molding (“MIM”) and plastics sales, and the combination of higher sales and with higher order volumes in the aerospace, medical and firearms and defense markets.

Fiscal fourth quarter 2018 Gross Profit from Continuing Operations was $1.9 million, compared to a gross deficit of $(2.2) million in fiscal fourth quarter 2017.  This increase was primarily the result of ongoing cost reduction initiatives.  Further, there were charges in 2017 related to inventory of $1.9 million for write-off of tools, inventory and associated parts.

EBITDA from Continuing Operations was $1.4 million in the fiscal fourth quarter 2018 compared to $(8.1) million in the fiscal fourth quarter 2017.  Similar to Gross Profit, EBITDA was positively impacted by the increased revenues and lower costs.  Additionally, the Company recognized a goodwill impairment of $3.3 million in the prior year

Fiscal fourth quarter 2018 revenue from Continuing Operations was $22.7 million, compared to $21.5 million in the prior sequential period.  The increase in revenue was primarily driven by higher MIM and plastics sales.  Additionally, we have increased our sales staff and have created an improved market approach that is expected to continue to drive sales orders in the aerospace, medical, firearms and defense markets.

Gross Profit from Continuing Operations was $1.9 million in the fiscal fourth quarter, compared to $1.1 million in the previous sequential quarter.  This improvement was achieved despite expenses of $1.3 million incurred due to planned, ongoing inventory reductions, primarily in our Colorado MIM entity.

EBITDA from Continuing Operations was $1.4 million in the fiscal fourth quarter compared to $0.3 million in the prior sequential quarter.  EBITDA was positively impacted by the increased revenues and lower costs.  These gains were partially offset by the aforementioned inventory reduction efforts of $1.3 million, which added additional expense in the third fiscal quarter.

Fiscal fourth quarter Cash Flow used in Operations was $(0.2) compared to $1.3 million provided by operations in the prior sequential quarter  The decrease in Cash Flow from Operations was primarily from reduction of accrued expenses and other liabilities of $0.7 million and accounts payable of $0.4 million as part of payments made from the proceeds of the rights offering.

Annual Financial Summary

Fiscal year 2018 revenue from Continuing Operations was $82.4 million, compared to $99.1 million in the prior year.  The decrease is primarily the result of lower overall demand in the defense industry during the first two quarters of fiscal 2018.  We have seen a material improvement in defense orders in the last two quarters of 2018.

Gross Profit from Continuing Operations was $4.0 million in the fiscal year 2018, compared to $9.8 million in the prior year.  The aforementioned revenue decline and the expenses of $3.3 million incurred due to a  planned and recently completed one time inventory reduction program and associated under-absorbed fixed costs, primarily in our Colorado MIM entity were the primary causes for the decrease.

EBITDA from Continuing Operations was $0.9 million in the fiscal year 2018 compared to $(2.9) million in the prior fiscal year.  The decline in Gross Profit was more than offset by cost savings program that was undertaken in the first half of fiscal year 2018 and an impairment charge in the fourth quarter of fiscal year of 2017.

Fiscal year 2018 Cash Flow used in Operations was a cash outflow of $(0.6) compared to a cash inflow in 2017 of $2.9 million, provided by operations in the prior fiscal year.  The decrease is primarily related to a decrease in accrued expenses and other liabilities of $2.4 million as part of payments made from the proceeds of the rights offering and improved collection efforts on receivables, reducing past due receivables by $1.5 million.

The Company has completed the cost reduction and cost savings efforts as of June 30, 2018.  Additionally, we believe that the increased customer orders noted in fourth quarter of 2018 will continue.  Based on these factors, we believe the sustainable increase in margins and EBITDA will continue into the first quarter of 2019.

ARC’s CEO, Alan Quasha , commented, “The Company has made great strides this last fiscal year, specifically in the second half.  We had a rough start, which was largely due to still dealing with issues of the prior year in inventory and a hit to the defense industry sales in quarters one and two.  The team implemented an effective cost reduction program that reduced expenses by roughly $9.8 million for the year.  This last year we also repositioned our sales efforts in both the PCG and Stampings groups to further diversify our customer base.  Furthermore, there was success in our rights offering that raised $10 million for the Company.  The toughest decision we faced this year, and one that was concluded on our July 17, 2018 board meeting, is that we plan to sell the 3DMT division.  While we think this is a fantastic business, the Company has decided to focus all efforts and resources on our core operations and continue improving our cash flows and operations of our PCG and Stamping divisions.  On July 25, we engaged a firm to assist us in this sale.  For reference, we have included in the appendix an unaudited pro forma of our fourth quarter and fiscal year 2018 results without the 3DMT division.  We still have a ways to go, but there is strong momentum and we believe the results of quarter four speak to our continued focus on operating improvement that will be seen throughout fiscal 2019.”

GAAP to Non-GAAP Reconciliation

The Company has provided non-GAAP financial information to provide additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe are representative or indicative of its results of operations.  Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States.  The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.  Specifically, EBITDA from Continuing Operations, EBITDA Margin from Continuing Operations, Facility EBITDA from Continuing Operations, Facility EBITDA Margin from Continuing Operations, Adjusted Earnings, and Adjusted Earnings Per Share are non-GAAP financial measures.  EBITDA Margin from Continuing Operations and Facility EBITDA Margin from Continuing Operations are calculated by dividing EBITDA from Continuing Operations and Facility EBITDA from Continuing Operations, respectively, by sales.

The reconciliation to GAAP is as follows (dollars in thousands):

	June 30	June 30
For the three months ended:	2018	2017
Net Loss	$(2,190)	$(10,296)
Interest Expense, Net	816	1,006
Income Taxes	172	(1,450)
Depreciation and Amortization	2,593	2,498
Adjustment to Exclude Loss (Gain) from Discontinued Operations	—	121
EBITDA from Continuing Operations	$1,391	$(8,121)
EBITDA Margin from Continuing Operations	6.1%	(36.7)%
Corporate Expenses	396	2,215
Facility EBITDA from Continuing Operations	$1,787	$(5,906)
Facility EBITDA Margin from Continuing Operations	7.9%	(26.7)%

Net Loss	$(2,190)	$(10,296)
Adjustment to Exclude Loss from Discontinued Operations, Net of Tax	—	121
Inventory Write-Offs	1,070	4,982
Goodwill Impairments	—	3,303
Non-Recurring Losses	—	435
Reorganization/Transaction Expenses	—	1,003
Adjusted Earnings	$(1,120)	$(452)

Adjusted Earnings Per Share	$(0.05)	$(0.02)
Weighted Average Common Shares Outstanding	23,308,516	18,171,626

EBITDA from Continuing Operations excludes interest expense, net and income taxes as these items are associated with our capitalization and tax structures.  EBITDA from Continuing Operations also excludes depreciation and amortization expense as these non-cash expenses reflect the impact of prior capital expenditure decisions, which may not be indicative of future capital expenditure requirements.  EBITDA from Continuing Operations excludes the (income) or loss associated with discontinued operations.

Facility EBITDA from Continuing Operations consists of EBITDA from our operating segments, which excludes Corporate Expenses.  We believe this is a meaningful measurement of the operating performance of our manufacturing facilities.  Corporate Expenses primarily consist of costs not allocated to our manufacturing facilities, such as compensation related costs for employees assigned to corporate, board of directors’ fees and expenses, professional fees, insurance costs, and marketing costs.

Adjusted Earnings removes the impact of reorganization/transaction related expenses and the impact of discontinued operations.  Reorganization expenses are primarily labor and labor related costs associated with the termination of employees.  Transaction expenses are primarily professional fees related to the refinancing of debt and the sale of non-core assets.

About ARC Group Worldwide

ARC Group Worldwide, Inc. is a global advanced manufacturing and metal 3D printing service provider focused on accelerating speed to market for its customers.  ARC provides a holistic set of precision manufacturing solutions, from design and prototyping through full run production.  These solutions include metal injection molding, metal 3D printing, metal stamping, plastic injection molding, clean room injection molding, thixomolding,  and rapid and conformal tooling.  Further, ARC utilizes technology to improve automation in manufacturing through robotics, software and process automation, and lean manufacturing to improve efficiency.

Forward Looking Statements

This press release may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on ARC's current expectations, estimates, and projections about future events.  These include, but are not limited to, statements, if any, regarding business plans, pro-forma statements, and financial projections, including ARC's ability to expand its services and realize growth.  These statements are not historical facts or guarantees of future performance, events, or results.  Such statements involve potential risks and uncertainties, and the general effects of financial, economic, and regulatory conditions affecting our industries.  Accordingly, actual results may differ materially.  ARC does not have any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  For further information on risks and uncertainties that could affect ARC’s business, financial condition and results of operations, readers are encouraged to review Item 1A. – Risk Factors and all other disclosures appearing in ARC’s Form 10-K for the fiscal year ended June 30, 2018, as well as other documents ARC files from time to time with the Securities and Exchange Commission.

CONTACT:

Investor Relations

PHONE: (303) 467-5236

Email: InvestorRelations@arcw.com

ARC Group Worldwide, Inc.

Consolidated Statements of Operations

(in thousands, except for share and per share amounts)

	For the three months ended		For the years ended
	June 30,	June 30,	June 30,	June 30,
	2018	2017	2018	2017
Sales	$22,673	$22,147	$82,438	$99,069
Cost of sales	20,811	24,298	78,416	89,247
Gross profit	1,862	(2,151)	4,022	9,822
Selling, general and administrative	3,335	4,942	13,634	19,263
Goodwill impairment charges	—	3,303	—	3,303
Income from operations	(1,473)	(10,396)	(9,612)	(12,744)
Other (expense) income, net	(816)	(223)	298	670
Interest expense, net	271	(1,006)	(3,625)	(4,008)
Loss on extinguishment of debt	—	—	—	(723)
(Loss) income before income taxes	(2,018)	(11,625)	(12,939)	(16,805)
Income tax benefit (expense)	(172)	1,450	35	2,631
Net loss from continuing operations	(2,190)	(10,175)	(12,904)	(14,174)
Gain on sale of subsidiary and income from discontinued operations, net of tax	—	(121)	(276)	4,001
Net income (loss)	$(2,190)	$(10,296)	$(13,180)	$(10,173)
Net income attributable to non-controlling interest
Continuing operations	—	—	—	(22)
Discontinued operations	—	—	—	(4)
Net income attributable to non-controlling interest	—	—	—	(26)
Net loss attributable to ARC Group Worldwide, Inc.	(2,190)	(10,296)	(13,180)	(10,147)

Net loss per common share, basic and diluted:
Continuing operations	$(0.09)	$(0.56)	$(0.65)	$(0.78)
Discontinued operations	$—	$(0.01)	$(0.01)	$0.22
Attributable to ARC Group Worldwide, Inc.	$(0.09)	$(0.57)	$(0.66)	$(0.56)

Weighted average common shares outstanding:
Basic and diluted	23,308,516	18,171,626	19,936,074	18,142,719

ARC Group Worldwide, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

	As of June 30,
	2018	2017
ASSETS
Current assets:
Cash	$365	$593
Accounts receivable, net	11,251	10,488
Inventories, net	12,327	14,369
Prepaid expenses and other current assets	2,955	3,152
Current assets of discontinued operations	—	1,452
Total current assets	26,898	30,054
Property and equipment, net	39,980	41,349
Goodwill	6,412	6,412
Intangible assets, net	16,270	19,624
Other	373	291
Long-term assets of discontinued operations	—	1,893
Total assets	$89,933	$99,623

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,704	$8,681
Accrued expenses and other current liabilities	2,090	3,273
Deferred revenue	825	1,165
Bank borrowings, current portion of long-term debt	1,721	1,701
Capital lease obligations, current portion	1,429	1,470
Accrued escrow obligations, current portion	943	1,212
Current liabilities of discontinued operations	—	283
Total current liabilities	18,712	17,785
Long-term debt, net of current portion	37,013	42,822
Capital lease obligations, net of current portion	1,079	1,888
Accrued escrow obligations, net of current portion	—	1,184
Other long-term liabilities	965	1,017
Long-term liabilities of discontinued operations	—	260
Total liabilities	57,769	64,956

Commitments and contingencies (Note 12)

Stockholders' Equity:
Preferred stock, $0.001 par value, 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0005 par value, 250,000,000 shares authorized; 23,324,316 shares issued and 23,315,915 shares issued and outstanding at June 30, 2018, and 18,180,027 shares issued and 18,171,626 shares issued and outstanding at June 30, 2017	12	10
Treasury stock, at cost; 8,401 shares at June 30, 2018 and June 30, 2017	(94)	(94)
Additional paid-in capital	41,829	31,109
Retained earnings (accumulated deficit)	(9,627)	3,569
Accumulated other comprehensive income	44	73
Total stockholders'equity	32,164	34,667
Total liabilities and stockholders' equity	$89,933	$99,623

ARC Group Worldwide, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	For the Years ended June 30,
	2018	2017
Cash flows from operating activities:
Net loss	$(13,180)	$(10,173)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	10,223	9,930
Share-based compensation expense	714	752
Loss on disposal of assets	—	293
Loss on sale of asset	178	—
Loss (gain) on sale of subsidiaries	109	(5,485)
Goodwill impairment charges	—	3,303
Bad debt expense and other	(6)	173
Deferred income taxes	—	(407)
Changes in working capital:
Accounts receivable	(631)	2,597
Inventory	1,876	1,120
Prepaid expenses and other assets	177	480
Accounts payable	2,768	1,068
Accrued expenses and other current liabilities	(2,445)	(509)
Deferred revenue	(339)	(292)
Net cash (used in) provided by operating activities	(556)	2,850

Cash flows from investing activities:
Purchases of property and equipment	(5,144)	(6,641)
Proceeds from sale of subsidiary	3,000	10,538
Net cash (used in) provided by investing activities	(2,144)	3,897

Cash flows from financing activities:
Proceeds from debt issuance	94,053	118,124
Repayments of long-term debt and capital lease obligations	(101,659)	(127,468)
Proceeds from rights offering, net	9,785	—
Payment of distributions to non-controlling membership interests from the sale of subsidiary	—	(453)
Purchase of non-controlling membership interests	—	(235)
Issuance of common stock under employee stock purchase plan and exercise of stock options	208	98
Net cash provided by (used in) financing activities	2,387	(9,934)
Effect of exchange rates on cash	85	160
Net decrease in cash	(228)	(3,027)
Cash, beginning of period	593	3,620
Cash, end of period	$365	$593
Supplemental disclosures of cash flow information:
Cash paid for interest	$1,948	$3,303
Cash paid for income taxes, net of refunds	$137	$(849)

ARC Group Worldwide, Inc.

Consolidated Segment Information

(in thousands)

	Three months ended		Fiscal Years Ended June 30,
	June 30,	June 30,	2018	2017
	2018	2017
Sales:
Precision Components Group	$16,993	$16,316	$60,643	$75,053
Stamping Group	5,466	5,073	19,376	21,061
3DMT Group	214	758	2,419	2,528
Wireless Group	—	—	—	427
Consolidated sales	$22,673	$22,147	$82,438	$99,069

Operating costs:
Precision Components Group	$17,223	$21,117	$64,592	$80,133
Stamping Group	5,040	5,654	19,698	21,766
3DMT Group	1,166	3,910	4,353	3,963
Wireless Group	—	9	—	554
Consolidated operating costs	$23,429	$30,690	$88,643	$106,416

Segment operating income (loss):
Precision Components Group	$(230)	$(4,801)	$(3,949)	$(5,080)
Stamping Group	426	(581)	(322)	(705)
3DMT Group	(952)	(3,152)	(1,934)	(1,435)
Wireless Group	—	(9)	—	(127)
Corporate (1)	(717)	(1,853)	(3,407)	(5,397)
Total segment operating loss	$(1,473)	$(10,396)	$(9,612)	$(12,744)

Interest expense, net	(816)	(1,006)	(3,625)	(4,008)
Loss on extinguishment of debt	—	—	—	(723)
Other income (loss), net	271	(223)	298	670
Non-operating expense	(545)	(1,229)	(3,327)	(4,061)
Consolidated loss before income taxes and non-controlling interest	$(2,018)	$(11,625)	$(12,939)	$(16,805)

ARC Group Worldwide, Inc.

Pro Forma Consolidated Segment Information Excluding 3DMT

(in thousands)

	Three months ended		Fiscal Years Ended June 30,
	June 30,	June 30,	2018	2017
	2018	2017
Sales:
Precision Components Group	$16,993	$16,316	$60,643	$75,053
Stamping Group	5,466	5,073	19,376	21,061
Consolidated sales	$22,459	$21,389	$80,019	$96,114

Operating costs:
Precision Components Group	$17,297	$21,184	$64,912	$80,410
Stamping Group	5,040	5,654	19,698	21,766
Consolidated operating costs	$22,337	$26,838	$84,610	$102,176

Segment operating income (loss):
Precision Components Group	$(304)	$(4,868)	$(4,269)	$(5,357)
Stamping Group	426	(581)	(322)	(705)
Corporate (1)	(717)	(1,853)	(3,407)	(5,397)
Total segment operating loss	$(595)	$(7,302)	$(7,998)	$(11,459)

Interest expense, net	(816)	(1,006)	(3,625)	(4,008)
Loss on extinguishment of debt	—	—	—	(723)
Other income (loss), net	271	(223)	298	670
Non-operating expense	(545)	(1,229)	(3,327)	(4,061)
Consolidated loss before income taxes and non-controlling interest	$(1,140)	$(8,531)	$(11,325)	$(15,520)